Exhibit 99.1
NEWS RELEASE

Date: June 4, 2009	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, June 4, 2009- CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.33 for the quarter ended March 31, 2009, compared to $0.44 in the same quarter of the prior year. For the fiscal year ended March 31, 2009 earnings were $1.42 per share compared to the prior fiscal year of $1.67 per share.
The Company reported quarterly revenues of $77 million, comparable to the prior year’s March quarterly revenue of $77 million. For the fiscal year ended March 31, 2009, revenues were $310 million, representing a 2.7% increase from the $302 million in revenues achieved in the prior fiscal year.
During the March quarter and throughout fiscal 2009, the Company has continued to expand its workers’ compensation claims management solutions. During the March quarter, CorVel completed the acquisition of a third party administrator (TPA) in New York, the Company’s third acquisition in its TPA expansion effort. Software development efforts have been focused on the incorporation of artificial intelligence capabilities and workflow management tools in to the claims management systems in order to enable CorVel’s unique process.
Also in the March quarter, the company continued its Medicare Agent Services initiative. Recent legislation has expanded the definition of the administrative requirements designed to protect the Medicare system from medical expenses considered the primary obligation of private sector plans, including insured and self-insured workers’ compensation, liability and no fault plans. These new regulations include a provision that requires claims with the potential to be covered under the Centers for Medicare/Medicaid Services (CMS) regulations to be communicated to the Coordination of Benefits Contractor either directly by parties at risk or by their “Agent”. The Act emphasizes positive enforcement of protection and recovery measures for CMS with respect to all classes of casualty claims.
CorVel is currently assisting clients to comply with new CMS reporting legislation. As an assigned Agent, CorVel will provide services for Responsible Reporting Entities (RRE)

such as insurers, third party administrators and employers. As an experienced information processing provider, CorVel will electronically submit files to the CMS in compliance with timelines and reporting requirements. Such activities reflect the growing volume of electronic activity in healthcare records processing and leverage the Company’s longstanding investment in related information processing facilities and software.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, claims administration, case management, utilization management, and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations and the benefits of its growth and investment strategies. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement
Quarters and Fiscal Years Ended March 31, 2008 and 2009

	Quarter Ended	Quarter Ended
	March 31, 2008	March 31, 2009

Revenues	77,368,000	77,058,000
Cost of revenues	56,538,000	59,770,000

Gross profit	20,830,000	17,288,000

General and administrative	10,661,000	10,308,000

Income from operations	10,169,000	6,980,000

Income tax expense	3,965,000	2,738,000

Net income	6,204,000	4,242,000

Earnings Per Share:
Basic	$0.45	$0.33
Diluted	$0.44	$0.33

Weighted Shares
Basic	13,758,000	12,935,000
Diluted	13,958,000	13,037,000

	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2008	March 31, 2009

Revenues	301,894,000	310,076,000
Cost of revenues	223,829,000	236,334,000

Gross profit	78,065,000	73,742,000

General and administrative	39,720,000	42,133,000

Income from operations	38,345,000	31,609,000

Income tax expense	14,961,000	12,332,000

Net income	23,384,000	19,277,000

Earnings Per Share:
Basic	$1.69	$1.43
Diluted	$1.67	$1.42

Weighted Shares
Basic	13,856,000	13,458,000
Diluted	14,036,000	13,620,000

CorVel Corporation
Quarterly Results — Condensed Balance Sheet
March 31, 2008 and March 31, 2009

	March 31, 2008	March 31, 2009

Cash	17,911,000	14,681,000
Accounts receiveable, net	39,164,000	41,249,000
Prepaid expenses and taxes	5,242,000	4,841,000
Deferred income taxes	4,076,000	4,531,000
Property, net	30,569,000	29,790,000
Goodwill and other assets	43,613,000	46,117,000

Total	140,575,000	141,209,000

Accounts and taxes payable	20,475,000	19,015,000
Accrued liabilities	16,473,000	18,653,000
Deferred tax liability	7,249,000	7,244,000
Paid in capital	80,222,000	84,324,000
Treasury stock	-162,302,000	-185,762,000
Retained earnings	178,458,000	197,735,000

Total	140,575,000	141,209,000